Products	Q1	2009, thousand tons	Q1	2009 to Q1 2008, %
Coal	3,425	-52.9

Coking	1,022	-76.3

Steam	2,403	-19

Coal concentrate*	2,207	-46.5

Coking	884	-73.4

Steam	1,323	+67

Iron ore concentrate	929	-20

Nickel	2.9	-33

Ferrosilicon	24.4	+6

Ferrochrome	7.7	n/a

Hardware	123.8	-32

Forgings	14	-28

Stampings	11.2	-53.4

Rolled products	1,071	-21.6

Flat products	67	-42

Long products	710	-13

Billets	294.4	-32.1

Steel	1,100	-29.6

Pig iron	686	-29.3

Coke	543	-40.8

Power production (thousand kWh)	899,309	-29.5

* Coal concentrate is produced from a part of raw coal tonnage mined.